Exhibit 99.1

Kyphon Wins Patent Dispute against Disc-O-Tech

Disc-O-Tech to Stop Selling Kyphoplasty Products in U.S. Market

Court Broadly Construes Fundamental Kyphoplasty Patents

SUNNYVALE, Calif., June 23, 2005 (BUSINESS WIRE) — Kyphon Inc. (Nasdaq: KYPH), a leader in minimally invasive spinal products and solutions, announced today that in its patent litigation against Disc-O-Tech Medical Technologies, Ltd. and Disc Orthopaedic Technologies, Inc. (“Disc-O-Tech”), the U.S. District Court for the District of Delaware has entered a permanent injunction, effective July 22, 2005, barring Disc-O-Tech from further importing or selling its SKy Bone Expander product in the U.S. or otherwise infringing Kyphon’s 4,969,888, 5,108,404 and 6,235,043 kyphoplasty patents. This concludes the patent dispute in Kyphon’s favor without the possibility of further trial or appeal. Importantly, the court also held that Kyphon’s three asserted patents are not limited to kyphoplasty performed with balloon-based technology but instead are much broader in scope.

This injunction comes after the Delaware federal court’s June 16, 2005 grant of summary judgment that Disc-O-Tech’s SKy Bone Expander infringes both of Kyphon’s two early kyphoplasty method patents, 4,969,888 and 5,108,404, and its denial of Disc-O-Tech’s attempts to invalidate Kyphon’s patents on summary judgment. Yesterday, after a three-day trial, a federal jury of eight men and women unanimously concluded that Disc-O-Tech’s SKy Bone Expander also infringes Kyphon’s 6,235,043 patent covering another kyphoplasty method. Late yesterday, shortly after the jury’s verdict of infringement, Disc-O-Tech agreed to stipulate to the validity and enforceability of all three of Kyphon’s patents and agreed to entry of the permanent injunction. Today, the U.S. District Court entered the permanent injunction to take effect July 22, 2005.

“We are obviously pleased with the outcome of our patent dispute against Disc-O-Tech,” said Richard Mott, President and Chief Executive Officer of Kyphon. “We have consistently maintained that our kyphoplasty patents provide broad protection and are not limited to just balloon-based technology. We are encouraged that the first real test of the strength of Kyphon’s intellectual property produced this result,” Mr. Mott concluded.

About Kyphon Inc.

Kyphon develops and markets medical devices designed to restore spinal function using minimally invasive technologies. The company’s KyphX products are used in Balloon Kyphoplasty, a minimally invasive procedure to treat spinal fractures caused by osteoporosis or cancer. For more information, visit Kyphon’s Web site at http://www.kyphon.com.

Kyphon and KyphX are registered trademarks of Kyphon Inc.

###